SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      under
                           THE SECURITIES ACT OF 1933

                        LITCHFIELD FINANCIAL CORPORATION
               (Exact name of issuer as specified in its charter)

                            Massachusetts 04-3023928
          (State of Incorporation) (IRS Employer Identification Number)

                     789 Main Road, Stamford, Vermont 05352
              (Address and Zip Code of Principal Executive Offices)

                        LITCHFIELD FINANCIAL CORPORATION

                             1990 Stock Option Plan
                            (Full title of the Plan)

                         Richard A. Stratton, President
                        Litchfield Financial Corporation
                                  789 Main Road
                             Stamford, Vermont 05352
                                 (802) 694-1200


              (Name, address and telephone number of agent service)

                                    Copy to:
                                Mary Ellen O'Mara
                           Hutchins, Wheeler & Dittmar
                           A Professional Corporation
                               101 Federal Street
                           Boston, Massachusetts 02110
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                         CALCULATION OF REGISTRATION FEE

                                   Proposed     Proposed
                                   Maximum      Maximum
Title of            Amount         Offering     Aggregate      Amount of
Securities           to be         Price        Offering     Registration
to be Registered  Registered(1)    Per Share     Price          Fee(2)

Common Stock,       8,682.00     $ 5.76      $   50,008.32
par value          75,539.25       6.19         467,587.96
$.01 per share        868.00       9.21           7,994.28
                   15,050.00       9.50         142,975.00
                   26,461.00       9.98         264,080.78
                    5,513.00      10.20          56,232.60
                    5,513.00      10.66          58,768.58
                  209,475.00      11.11       2,327,267.25
                  155,624.00      11.23       1,747,657.52
                  109,755.00      11.55       1,267,670.25
                   27,563.00      11.56         318,628.28
                    1,103.00      11.67          12,872.01
                      500.00      13.13           6,565.00
                      210.00      13.33           2,799.30
                      105.00      13.69           1,437.45
                      105.00      13.81           1,450.05
                   92,611.00      14.05         1,301,184.55
                  213,997.75      14.50         3,102,967.38

TOTAL             948,675.00                   11,138,146.56       $ 3,840.74


(1) Also registered hereunder are such additional number of shares of common stock, presently indeterminable, as may be necessary to satisfy the antidilution provisions of the Plan to which this Registration Statement relates.

(2) The registration fee has been calculated on the basis of the price at which the options may be exercised and, in the case where such price is not known, the average of the high and low prices of $15.00 and $14.00 on the Nasdaq National Market on September 3, 1996.
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                                      NOTE


         This Registration Statement is being filed solely for the purpose of registering 948,675 additional shares of Common Stock of Litchfield Financial Corporation issuable pursuant to the 1990 Stock Purchase Plan (the "Plan") originally adopted in 1990. The total number of shares issuable under the Plan is 1,122,319, of which 173,644 shares were previously registered on Form S-8 (Reg. No. 33-49276). Pursuant to instruction E to Form S-8, the contents of the Registration Statement on Form S-8 (Registration No. 33-49276) are herein incorporated by reference.

Item 5.  Interests of Named Experts and Counsel

         The consolidated financial statements of Litchfield Financial Corporation incorporated by reference in Litchfield Financial Corporation's Annual Report (Form 10-K) for the year ended December 31, 1995, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given upon the authority of such firm as experts in accounting and auditing.

         The validity of the authorization and issuance of the Common Stock offered hereby will be passed upon for the Company by Hutchins, Wheeler & Dittmar, A Professional Corporation, Boston, Massachusetts. Attorneys at Hutchins, Wheeler & Dittmar, A Professional Corporation, own or have the right to acquire an aggregate of 7,248 shares of the Company's Common Stock.

Item 8.           Exhibits.

Number            Description

 4.1        Litchfield Financial Corporation 1990 Stock Option Plan, as amended.

 5.1        Opinion of Hutchins, Wheeler & Dittmar, A Professional Corporation.

23.1        Consent of Independent Public Accountants

23.2 Consent of Hutchins, Wheeler & Dittmar, A Professional Corporation (included in Exhibit 5.1).
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                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Stamford, Vermont on September 4, 1996.

                                       LITCHFIELD FINANCIAL CORPORATION

                                       By:      s/ Richard A. Stratton
                                          Richard A. Stratton
                                          President

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                                 Title                            Date

 s/  Richard A. Stratton      President, Chief               September 3, 1996
 Richard A. Stratton          Executive Officer,
                              and Director

 s/  Heather A. Sica          Executive Vice President,      September 3, 1996
 Heather A. Sica              Clerk, Treasurer,
                              and Director

 s/  Ronald E. Rabidou        Chief Financial                September 3, 1996
 Ronald E. Rabidou            Officer

 s/  Donald R. Dion, Jr.      Director                       September 3, 1996
 Donald R. Dion, Jr.

 s/  David J. Ferrari         Director                       September 3, 1996
 David J. Ferrari

 s/  Gerald Segel             Director                       September 3, 1996
 Gerald Segel

 s/  John A. Costa            Director                       September 3, 1996
 John A. Costa

 s/  James Westra             Director                       September 3, 1996
 James Westra
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